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Exhibit 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

        We have issued our reports, dated February 24, 2003 (except for Note J.3 as to which the date is March 6, 2003), accompanying the consolidated financial statements of Bradley Pharmaceuticals, Inc. and subsidiaries contained in the prospectus and included in the Annual Report on Form 10-K for the year ended December 31, 2002, which is incorporated by reference in this Registration Statement. We consent to the use of the aforementioned reports in the Registration Statement and Prospectus and the incorporation by reference in the Registration Statement of the aforementioned report and to the use of our name as it appears under the caption "Experts."

GRANT THORNTON LLP

New York, New York
November 4, 2003

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  Exhibit 23.1